Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 15, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
Portland House
Stag Place
London SW1E 5RS
United Kingdom

Re: Global Ship Lease, Inc.
Ladies and Gentlemen:
We have acted as counsel to Global Ship Lease, Inc. (the "Company"), a Marshall Islands corporation, in connection with the Company's registration statement on Form F-3, including the prospectus contained therein (File No. 333-          ), as filed with the U.S. Securities and Exchange Commission (the "Commission"), and as thereafter amended or supplemented (the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of the resale of an aggregate of 7,401,284 Class A common shares, par value $0.01 per share, 250,000 Series C Preferred Shares, par value $0.01 per share, and 12,955,188 Class A common shares, par value $0.01 per share, underlying the Series C Preferred Shares, of the Company by the selling shareholders named therein.
In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus contained therein. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2018 (the "Annual Report"), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report in the sections entitled "Item 3. Key Information—D. Risk Factors" and "Item 10. Additional Information—E. Taxation", we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Annual Report in the section entitled "Item 10. Additional Information—E. Taxation" are our opinions and accurately state are our views as to the tax matters discussed therein.
Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Annual Report.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement, including by reference to the Company's Annual Report, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP